FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”), dated as of March 16, 2020 and effective as of the Effective Date (as hereinafter defined), is made and entered into by and among CHURCHILL DOWNS INCORPORATED, a Kentucky corporation (“Borrower”), the other Credit Parties, each of the Lenders (as hereinafter defined) party hereto, and JPMORGAN CHASE BANK, N.A., as administrative agent under the Credit Agreement referred to below (in such capacity, “Administrative Agent”).

RECITALS

A. Borrower and the Lenders party hereto are parties to that certain Credit Agreement, dated as of December 27, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Borrower, the subsidiaries of Borrower party thereto as guarantors, the banks, financial institutions and other entities from time to time party thereto as lenders (including the L/C Lenders and the Swingline Lender) (collectively, the “Lenders”), Administrative Agent and as collateral agent under the Credit Agreement (in such capacity, “Collateral Agent”).

B. In connection with the Credit Agreement, the Credit Parties executed various Credit Documents to guaranty and/or secure the obligations of Borrower under the Credit Agreement.

C. Borrower has requested that the Lenders party hereto agree to amend the Credit Agreement subject to, and in accordance with, the terms and conditions set forth herein.

D. Pursuant to Section 13.04(b)(A) of the Credit Agreement, Borrower may require any Revolving Lender that does not consent to this First Amendment to assign all of its rights and obligations under the Credit Agreement with respect to all of such non-consenting Revolving Lender’s Revolving Loans or Revolving Commitments, as applicable, to one or more assignees.

E. The Lenders party hereto are willing to agree to enter into this First Amendment, subject to the conditions and on the terms set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, each of the other Credit Parties and each of the Lenders party hereto agree as follows:

1. Definitions. Except as otherwise expressly provided herein, capitalized terms used in this First Amendment (including in the Recitals above) shall have the meanings given in the Credit Agreement, and the rules of construction set forth in the Credit Agreement shall apply to this First Amendment.

2. Amendments to Credit Agreement.

(a)The following new definitions are hereby added to Section 1.01 of the Credit Agreement, inserted in proper alphabetical order:

““Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; and
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:
(a)a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;
(b)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative and such circumstances are unlikely to be temporary.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or the Required Revolving Lenders, as applicable, and, in each case, consented to in writing by Borrower, and notified to Administrative Agent (in the case of such notice by the Required Revolving Lenders) and the Lenders, as applicable.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 5.02 and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 5.02.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by Administrative Agent in accordance with:
(1)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:
(2)if, and to the extent that, Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining Compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;
provided, further, that if Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Corresponding Tenor” means with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.
“Early Opt-in Election” means the occurrence of:
(a)(i) a determination by Administrative Agent or (ii) a notification by the Required Revolving Lenders to Administrative Agent (with a copy to Borrower) that the Required Revolving Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 5.02 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(b) (i) the election by Administrative Agent and Borrower or (ii) the election by the Required Revolving Lenders with the written consent of Borrower to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent and

Borrower of written notice of such election to the Lenders or by the Required Revolving Lenders and Borrower of written notice of such election to Administrative Agent and the other Lenders, as applicable.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“First Amendment Effective Date” shall mean the “Effective Date” as defined in that certain First Amendment to Credit Agreement, dated as of March 16, 2020, among Borrower, the other Credit Parties, Administrative Agent and the Lenders party thereto.
“IBA” shall have the meaning provided in Section 1.09.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.”
(b)The definition of “Fifth Third” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Fifth Third” shall mean Fifth Third Bank, National Association.”
(c)The definition of “LIBO Rate” in Section 1.01 of the Credit Agreement is hereby amended by adding the following sentence at the end of such definition:

“Solely with respect to the Revolving Facility, “LIBO Rate” shall be subject to the implementation of a Benchmark Replacement in accordance with Section 5.02.”

(d)The definition of “Bail-In Action” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.”

(e)The definition of “Bail-In Legislation” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).”

(f)The definition of “Overnight Bank Funding Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight LIBOR Loan borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time), and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

(g)The definition of “R/C Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““R/C Maturity Date” shall mean, (a) with respect to the Closing Date Revolving Commitments and any Incremental Revolving Commitments of the same Tranche and any Revolving Loans thereunder, the date that is the earlier of (i) the fifth anniversary of the First Amendment Effective Date and (ii) the date that is ninety-one (91) days prior to the Final Maturity Date related to Term B Facility Loans, Extended Term Loans, Other Term Loans and New Term Loans and (b) with respect to any other Tranche of Revolving Commitments and Revolving Loans, the maturity date set forth therefor in the applicable Extension Amendment or Refinancing Amendment.”

(h)The definition of “Write-Down and Conversion Powers” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(i)Section 1.04 of the Credit Agreement is hereby amended by adding the following as a new clause (f) thereof:

“(f) For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.”
(j)The Credit Agreement is hereby amended by adding the following as a new Section 1.09 of the Credit Agreement:

“SECTION 1.09 Interest Rates; LIBOR Notification. The interest rate on LIBOR Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 5.02(d) provides a mechanism for determining an alternative rate of interest with respect to the Revolving Facility. Administrative Agent will promptly notify Borrower, pursuant to Section 5.02(f), of any change to the reference rate upon which the interest rate on LIBOR Loans is based. However, Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 5.02(d), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 5.02(e)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.”

(k)Section 5.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 5.02. Inability to Determine Interest Rate.
(a)If prior to the commencement of any Interest Period for a Borrowing of LIBOR Loans:
(i) Administrative Agent determines in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or the LIBO Base Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that, solely with respect to the Revolving Facility, no Benchmark Transition Event shall have occurred at such time; or
(ii) Administrative Agent is advised by the Required Lenders that they have determined in good faith that the LIBO Rate or the LIBO Base Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then Administrative Agent shall give notice thereof to Borrower and the Lenders through the Platform as provided in Section 13.02 as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any subsequent Notice of Continuation/Conversion that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of LIBOR Loans shall be ineffective and any such Borrowing of LIBOR Loans shall be repaid or converted (as determined by Borrower) into a Borrowing of ABR Loans on the last day of the then current Interest Period applicable thereto, and (B) if any subsequent Borrowing Request requests a Borrowing of LIBOR Loans, such Borrowing shall be made as a Borrowing of ABR Loans.

(b) If any Lender (other than a Revolving Lender) determines in good faith that any change after the date hereof in any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender (other than a Revolving Lender) or its applicable lending office to make, maintain, fund or continue any Borrowing of LIBOR Loans, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligations of such Lender to make, maintain, fund or continue LIBOR Loans or to convert Borrowings of ABR Loans to Borrowings of LIBOR Loans will be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower will upon demand from such Lender (with a copy to Administrative Agent), either (at Borrower’s election) convert or prepay all Borrowings of LIBOR Loans of such Lender to Borrowings of ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Borrowings of LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, Borrower will also pay accrued interest on the amount so converted or prepaid.

(c) Solely with respect to any Commitments and Loans (other than those provided under the Revolving Facility), if at any time Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then Administrative Agent and Borrower shall endeavor to establish an alternate rate of interest to the LIBO Base Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 13.04, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 5.02(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any subsequent Notice of Continuation/Conversion that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of LIBOR Loans shall be ineffective, and (y) if any subsequent Notice of Borrowing requests a Borrowing of LIBOR Loans, such Borrowing shall be made as Borrowing of ABR Loans; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(d) Solely with respect to the Revolving Facility, and notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent and Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent with the written consent of Borrower has posted such proposed amendment to all Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Revolving Lenders comprising the Required Revolving Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Revolving Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Revolving Lenders comprising the Required Revolving Lenders have delivered to Administrative Agent written notice that such Required Revolving Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 5.02(d) will occur prior to the applicable Benchmark Transition Start Date.

(e) In connection with the implementation of a Benchmark Replacement with respect to the Revolving Facility, Administrative Agent, in consultation with Borrower, will have the right to make Benchmark Replacement Conforming Changes with respect to the Revolving Facility from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(f) Administrative Agent will promptly notify Borrower and the Revolving Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Revolving Lenders, as applicable, with the written consent of Borrower to the extent applicable, pursuant to this Section 5.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.02.

(g) Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for a Borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of Alternative Base Rate based upon LIBO Rate will not be used in any determination of ABR.”

(l)Section 13.04(a) of the Credit Agreement is hereby amended by replacing the reference to “Section 5.02(c)” in the first sentence thereof with “Sections 5.02(c) and (d)”.

(m)Section 13.04 of the Credit Agreement is hereby further amended by adding the following as a new clause (j) thereof:

“(j) Notwithstanding anything to the contrary contained in any Credit Document, Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Credit Agreement or any of the other Credit Documents or to enter into additional Credit Documents as Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes in accordance with the terms thereof.”

(n)Section 13.20 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 13.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.”

(o)The Credit Agreement is hereby amended by adding the following as a new Section 13.21 of the Credit Agreement:

“SECTION 13.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a

Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b) As used in this Section 9.30, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”
(p)Annex B-1 of the Credit Agreement is hereby deleted and replaced in its entirety by Exhibit A attached hereto (for purposes of clarification, it being acknowledged that Annex B-1 as in effect immediately prior to the Effective Date shall be applicable to all Unutilized R/C Commitments for all periods prior to the Effective Date).

(q)Annex B-2 of the Credit Agreement is hereby deleted and replaced in its entirety by Exhibit B attached hereto (for purposes of clarification, it being acknowledged that Annex B-2 as in effect immediately prior to the Effective Date shall be applicable to all Loans (other than Term B Facility Loans) for all periods prior to the Effective Date).

3. Representations and Warranties. To induce the Lenders party hereto to agree to this First Amendment, Borrower and each of the other Credit Parties represent to the Lenders and Administrative Agent that as of the date hereof and as of the Effective Date (before and after giving effect to all of the transactions occurring on the Effective Date):

(a) Borrower and each Restricted Subsidiary (i) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii)(1) has all requisite corporate or other power and authority and (2) has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; except, in the case of clauses (ii)(2) and (iii) where the failure thereof individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(b) Borrower and each Restricted Subsidiary has all necessary corporate or other organizational power, authority and legal right to execute, deliver and perform its obligations under this First Amendment and each other Credit Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by Borrower and each Restricted Subsidiary of this First Amendment and each other Credit Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary corporate, partnership or other organizational action on its part; and this First Amendment has been duly and validly executed and delivered by each Credit Party and constitutes, and each of the other Credit Documents to which it is a party when executed and delivered by such Credit Party will constitute, its legal, valid and binding obligation, enforceable against each Credit Party, as applicable, in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors’ rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) none of the execution, delivery and performance by any Credit Party of this First Amendment nor the consummation of the transactions herein contemplated do or will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under (x) any Organizational Document of any Credit Party or (y) any applicable Requirement of Law (including, without limitation, any Gaming/Racing Law) or (z) any order, writ, injunction or decree of any Governmental Authority binding on any Credit Party, or tortiously interfere with, result in a breach of, or require termination of, any term or provision of any Contractual Obligation of any Credit Party or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation or (iii) result in or require the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Credit Party pursuant to the terms of any such Contractual Obligation, except with respect to (i)(y), (i)(z), (ii) or (iii) which would not reasonably be expected to result in a Material Adverse Effect;

(d) no Default or Event of Default has occurred and is continuing; and

(e) each of the representations and warranties made by Borrower and such other Credit Party in or pursuant to the Credit Documents to which it is a party, as amended hereby, is true and correct in all material respects on and as of the Effective Date as if made on and as of such date; provided that, to the extent that any such representation or warranty specifically refers to an earlier date, such representation and warranty is true and correct in all material respects as of such earlier date; provided, further, that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct in all respects on such respective dates.

4. Effectiveness of this First Amendment. This First Amendment shall be effective on the date (the “Effective Date”) on which all of the following conditions are satisfied or waived:

(a) Borrower, the other Credit Parties, Administrative Agent and each Lender who has consented hereto (constituting collectively the Required Lenders and the Required Revolving Lenders) have delivered their fully executed signature pages hereto to Administrative Agent;
(b) at such time that this First Amendment becomes effective, all Revolving Loans and Revolving Commitments are held by Revolving Lenders who have consented to this First Amendment with respect to their entire respective Revolving Loans and Revolving Commitments at such time, whether pursuant hereto or in accordance with assignments made in accordance with Section 13.04(b)(A) of the Credit Agreement;
(c) (i) no Default or Event of Default shall have occurred and be continuing, (ii) each of the representations and warranties contained in Section 3 of this First Amendment shall be true and correct and (iii) Administrative Agent shall have received an Officer’s Certificate of Borrower, dated the Effective Date, certifying that the conditions set forth in this clause (c) have been satisfied;
(d) Administrative Agent shall have received copies of the Organizational Documents of Borrower and evidence of all corporate or other applicable authority for Borrower (including resolutions or written consents and incumbency certificates) with respect to the execution, delivery and performance of the First Amendment, certified as of the Effective Date as complete and correct copies thereof by a Responsible Officer of Borrower (or the member or manager or general partner of Borrower);
(e) Administrative Agent shall have received the following opinions, each of which shall be addressed to Administrative Agent, Collateral Agent and the Lenders, dated the Effective Date and covering such matters as Administrative Agent shall reasonably request in a manner customary for transactions of this type:
(i) an opinion of Latham & Watkins LLP, special counsel to Borrower; and
(ii) an opinion of local counsel to Borrower in the State of Kentucky;
(f) On or prior to the Effective Date, Administrative Agent and each Lender party hereto shall have received at least three (3) Business Days prior to the Effective Date all documentation and other information reasonably requested in writing at least ten (10) Business Days prior to the Effective Date by Administrative Agent and such Lender, as applicable, that Administrative Agent and such Lender, as applicable, reasonably determine is required by regulatory authorities from the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act;
(g) No later than three (3) Business Days prior to the Effective Date, to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and to the extent requested by Administrative Agent or any Lender at least ten (10) Business Days prior to the Effective Date, Administrative Agent and each such Lender, as applicable, shall have received a Beneficial Ownership Certification in relation to Borrower;

(h) Administrative Agent shall have obtained (i) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Real Property and if such Mortgaged Real Property is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and the applicable Credit Party relating thereto together with evidence of insurance as required pursuant to Section 9.02(c) of the Credit Agreement;

(i) Borrower shall have paid to Administrative Agent, for the account of each Revolving Lender party hereto, a fee in an amount equal to the sum of (i) 0.075% of such Revolving Lender’s Revolving Commitments on the Effective Date plus (ii) 0.075% of the amount by which such Revolving Lender’s Revolving Commitments on the Effective Date exceed such Revolving Lender’s Revolving Commitments immediately prior to the Effective Date; and

(j) to the extent invoiced at least two (2) Business Days prior to the Effective Date (unless otherwise agreed by Borrower), all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses of Cahill Gordon & Reindel LLP) of Administrative Agent and JPMorgan Chase Bank, N.A. required to be paid by this First Amendment or by that certain Engagement Letter, dated as of March 10, 2020, between Borrower and JPMorgan Chase Bank, N.A., in each case, payable to Administrative Agent and/or JPMorgan Chase Bank, N.A. in respect of the transactions contemplated herein, shall have been paid to the extent due.
5. Acknowledgments.
(a) Borrower and each other Credit Party acknowledges and agrees that, both before and after giving effect to this First Amendment, Borrower and each other Credit Party is, jointly and severally, indebted to the Lenders and the other Secured Parties for the Obligations, without defense, counterclaim or offset of any kind. Borrower and each other Credit Party hereby ratifies and reaffirms the validity, enforceability and binding nature of such Obligations both before and after giving effect to this First Amendment (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity).
(b) Borrower and each other Credit Party hereby ratifies and reaffirms its obligations under the Credit Documents to which it is a party and its prior grant and the validity and enforceability (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity) of the Liens and security interests granted to Collateral Agent for the benefit of the Secured Parties to secure all of the Obligations by Borrower and each other Credit Party pursuant to the Credit Documents to which any of Borrower or such other Credit Party is a party and hereby confirms and agrees that, after giving effect to this First Amendment, all such Liens and security interests are, and each such Credit Document is, and shall continue to be, in full force and effect and each is hereby ratified and confirmed in all respects.
6. Miscellaneous.
(a) THIS FIRST AMENDMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION.
(b) EACH PARTY HERETO AGREES THAT SECTIONS 13.09(b), (c), (d) AND (e) OF THE CREDIT AGREEMENT SHALL APPLY TO THIS FIRST AMENDMENT MUTATIS MUTANDIS.
(c) This First Amendment may be executed in one or more duplicate counterparts and, subject to the other terms and conditions of this First Amendment, when signed by all of the parties listed below shall constitute a single binding agreement. Delivery of an executed signature page to this First Amendment by facsimile transmission or other electronic transmission (including portable document format (“.pdf”) or similar format) shall be as effective as delivery of a manually signed counterpart of this First Amendment. This First Amendment, the Credit Agreement and the other Credit Documents constitute the entire contract among the parties thereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
(d) Wherever possible, each provision of this First Amendment shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this First Amendment shall be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this First Amendment.
(e) Except as amended hereby, all of the provisions of the Credit Agreement and the other Credit Documents shall remain in full force and effect except that each reference to the “Credit Agreement”, or words of like import in any Credit Document, shall mean and be a reference to the Credit Agreement as amended hereby. This First Amendment shall be deemed a “Credit Document” as defined in the Credit Agreement.
(f) This First Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement or discharge or release the priority of any Credit Document (or any other security therefor). Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement, any of the other Credit Documents or the instruments, documents and agreements securing the same, which shall remain in full force and effect. Nothing in this First Amendment shall be construed as a release or other discharge of Borrower or any other Credit Party from any of its obligations and liabilities under the Credit Agreement or the other Credit Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the day and year first above written, to be effective as of the Effective Date.

Borrower:
CHURCHILL DOWNS INCORPORATED

By:
Name: Marcia A. Dall
Title: Executive Vice President and Chief Financial   Officer

ARLINGTON PARK RACECOURSE, LLC
BB DEVELOPMENT LLC
CALDER RACE COURSE, INC.
CHURCHILL DOWNS INTERACTIVE GAMING, LLC
CHURCHILL DOWNS MANAGEMENT COMPANY, LLC
CHURCHILL DOWNS RACETRACK, LLC
CHURCHILL DOWNS TECHNOLOGY INITIATIVES COMPANY
DERBY CITY GAMING, LLC
HCRH, LLC
LLN PA, LLC
MAGNOLIA HILL, LLC
MVGR, LLC
PID, LLC
SW GAMING LLC
TROPICAL PARK, LLC
YOUBET.COM, LLC

By:
Name: Marcia A. Dall
Title: Treasurer

ARLINGTON OTB CORP.
CHURCHILL DOWNS LOUISIANA VIDEO POKER COMPANY, L.L.C.
CHURCHILL DOWNS LOUISIANA HORSERACING COMPANY, L.L.C.
VIDEO SERVICES, L.L.C.

By:
Name: Michael W. Anderson
Title: Secretary

UNITED TOTE COMPANY

By:
Name: Benjamin C. Murr
Title: Treasurer

QUAD CITY DOWNS, INC.

By:
Name: Bradley K. Blackwell
Title: Secretary

OCEAN DOWNS LLC
OCEAN ENTERPRISE 589 LLC
OLD BAY GAMING AND RACING, LLC
RACING SERVICES LLC

By:
Name: Bobbi Sample
Title: General Manager

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:
Name:
Title:

PNC BANK NATIONAL ASSOCIATION,
as Swingline Lender, an L/C Lender and a Lender

By:
Name:
Title:

The undersigned Lender hereby consents to this First Amendment with respect to 100% of the outstanding principal amount of the Revolving Loan and Revolving Commitment, as applicable, held by such Lender:

__________________,
as a Lender,

By:
Name:
Title:

If two signatures required:

By:
Name:
Title:

Exhibit A

Annex B-1

Applicable Fee Percentage FOR CLOSING DATE REVOLVING COMMITMENTS

Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Fee Percentage
Level I	Greater than 4.50 to 1.00	0.300%
Level II	Less than or equal to 4.50 to 1.00 and greater than 3.50 to 1.00	0.250%
Level III	Less than or equal to 3.50 to 1.00 and greater than 2.50 to 1.00	0.200%
Level IV	Less than or equal to 2.50 to 1.00 and greater than 1.50 to 1.00	0.175%
Level V	Less than or equal to 1.50 to 1.00	0.150%

Exhibit B

Annex B-2

Applicable Margin for Revolving Loans and Swingline Loans INCLUDED UNDER THE CLOSING DATE REVOLVING COMMITMENTS

Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Margin
		Revolving Loans and Swingline Loans under Closing Date Revolving Commitments
		LIBOR	ABR
Level I	Greater than 4.50 to 1.00	1.750%	0.750%
Level II	Less than or equal to 4.50 to 1.00 and greater than 3.50 to 1.00	1.500%	0.500%
Level III	Less than or equal to 3.50 to 1.00 and greater than 2.50 to 1.00	1.375%	0.375%
Level IV	Less than or equal to 2.50 to 1.00 and greater than 1.50 to 1.00	1.250%	0.250%
Level V	Less than or equal to 1.50 to 1.00	1.125%	0.125%